Exhibit 10.2

Summary of Material Terms of

The Pantry, Inc. Annual Incentive Plan

The Pantry, Inc. Annual Incentive Plan, effective October 1, 2004 (the “Plan”), is a compensatory plan through which the Company’s executive officers are eligible to receive a cash bonus based primarily on the Company’s earnings per share (“EPS”) results during fiscal year 2005, adjusted for such things as acquisitions and divestitures and other items at the discretion of the Compensation Committee of our Board of Directors, and previously established cash bonus targets for each executive officer. The Plan aligns the interests of executive officers with those of the Company’s stockholders by linking the bonus amounts directly to Company performance. The target EPS result is based on the Company’s internal EPS budget estimates. Each executive’s cash bonus target is set by the Compensation Committee of our Board of Directors at the beginning of each fiscal year. Actual bonus payouts, if any, under the Plan will vary depending on the Company’s actual EPS results. In addition, the Compensation Committee has retained the discretion under the Plan, in extraordinary circumstances, to award bonuses or otherwise increase, reduce or eliminate bonuses that otherwise might be payable to an executive officer based on actual performance even if inconsistent with the Plan. Participants in the Plan who join the Company mid-year will have bonuses, if any, prorated. Bonuses are intended to be paid no later than 120 days following the close of the fiscal year. Participants must be employed on the date bonuses are paid in order to receive a payment, except that participants who retire prior to that date may have their bonuses prorated and paid on the date other bonuses are paid in the discretion of the Compensation Committee of our Board of Directors.